UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 26, 2007

(Date of earliest event reported): February 21, 2007

Silverleaf Resorts, Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

1-13003	75-2259890

(Commission File Number)	(IRS Employer Identification Number)

1221 River Bend Drive, Suite 120, Dallas, Texas	75247

(Address of principal executive offices)	(Zip Code)

214-631-1166

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective February 21, 2007, Silverleaf Resorts, Inc. (the “Registrant”) entered into a Consolidated, Amended and Restated Loan and Security Agreement (the “Agreement”) with Textron Financial Corporation. The purposes of the Agreement are to (i) consolidate the Registrant’s current receivables and inventory financing arrangements into one facility, (ii) provide the Registrant with the ability to borrow funds necessary to acquire developed or undeveloped resort properties, (iii) reduce the interest rate on each loan component, and (iv) extend until January 2010 the period during which the Registrant may seek advances under the facility. Under the Registrant’s prior facilities with Textron, the advance period was scheduled to end in August 2008. The Agreement provides for financing of up to $100 million, of which up to $20 million may be utilized by the Registrant for acquisitions of additional developed or undeveloped properties (the “Acquisition Component”), and $40 million, when aggregated with any amounts advanced under the Acquisition Component, may be utilized to finance the inventory of timeshare intervals held for sale by the Registrant (the “Inventory Component”). The remainder of the facility not utilized by the Registrant under the Acquisition Component or the Inventory Component will be available to the Registrant for advances that will be secured by customer notes receivable (the “Receivables Component”). The interest rate on the Receivables Component is the Prime Rate, a reduction from the prior rate of the Prime Rate plus 1%. The interest rate on advances under the Acquisition Component and the Inventory Component is the Prime Rate plus 1%. The interest rates charged under the Registrant’s prior inventory loan arrangements with Textron were the Prime Rate plus 3% and LIBOR plus 3.25%. The Receivables Component matures on January 31, 2013, and the Acquisition Component and the Inventory Component each mature on January 31, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Registrant’s responses to Item 1.01 of this Form 8-K are hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:	February 26, 2007	SILVERLEAF RESORTS, INC.

		By:	/S/ HARRY J. WHITE, JR.
		Name:	Harry J. White, Jr.
		Title:	Chief Financial Officer